Exhibit (l)

[Letterhead of Morgan Stanley Investment Management Inc.]

[ ], 2022

Morgan Stanley ETF Trust (the “Trust”)

522 Fifth Ave

New York, New York 10036

Re: Morgan Stanley ETF Trust

Ladies and Gentlemen:

We hereby agree to purchase from the Trust, which is an investment company offering multiple series, on a date to be specified by the Trust, and in a private offering prior to the effective date of the Trust’s Registration Statement on Form N-1A, shares of beneficial interest of Calvert US Large-Cap Core Responsible Index ETF (a series of the Trust), at the per-share purchase price set forth below, for an aggregate price of $100,000, to provide the initial capital the Trust requires pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to make a public offering of its shares.

Fund	Amount Purchased	Price Per Share	Shares Purchased
Calvert US Large-Cap Core Responsible Index ETF	$100,000	$40	2,500
TOTAL	$100,000

We hereby represent that we are acquiring said shares for investment purposes, and not for distribution or resale to the public. We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

Very truly yours,

Morgan Stanley Investment Management Inc.

By:
Name:
Title: